Exhibit 10.1

May 6, 2008

Bernard J. Pitz
118 Nighthawk
Irvine, CA  92604

Dear Bernie:

I am pleased to offer you a position at SonoSite, Inc. as Senior Vice President and Chief Financial Officer, reporting directly to me. Upon commencement of employment with the Company, you will be designated as an “executive officer” for purposes of Section 16 of the Securities Exchange Act of 1934.

The terms of your new position with the Company are set forth below:

     1.     Start Date.  May 12, 2008.

     2,      Compensation.  Your starting base salary will be $30,000/month.  In addition, you are eligible for annual incentive compensation, which is defined by the company and subject to board approval each fiscal year.  Your variable incentive compensation for 2008 at 100% of plan will be 75% of your base salary prorated from your date of hire.  A copy of the executive variable compensation plan and 2008 metrics are attached.

     3.      Stock.   Upon approval of the Board of Directors and commencement of employment, you will be granted 160,000 of SonoSite, Inc. stock options. The grant price will be the fair market value of the SonoSite shares on the date of the option grant.

     You will receive consideration at the February 2009 Board of Directors meeting for additional equity grants based on your initial performance.  Future grants in 2009 and 2010 will be in the range of 1.5 to 2 times base salary.  This will come in the form of either stock options or restricted stock units.  This must be approved by the compensation committee at that time and the delivery of these grants will depend on the ongoing progress of the company.  Assuming the company is performing at a minimum of 90% current trajectory (profit and loss, balance sheet) you can be assured a grant in this range will be delivered.  This should not be construed as a guarantee, however a strong assurance and one where our committee agrees on “intent”.

     As SonoSite’s Chief Financial Officer, you will be designated a “Section 16 officer” under the Securities Exchange Act, and will be required to publicly report changes in your beneficial ownership of SonoSite’s stock.  Our legal department will assist you in meeting these obligations.

     4.      Benefits.  In addition, the company offers a comprehensive benefits package including a 401(k) plan and medical, dental and vision coverage. In addition and subject to underwriting requirements, the Company will provide individual coverage for life insurance and long-term disability coverage in lieu of the Company group policies.  An overview of the benefits package is enclosed.

     5.      Relocation.  SonoSite will also pay the costs of relocating you to the Seattle area, per the terms outlined in the attached relocation document.  Your signature below will serve as your agreement to reimburse SonoSite a prorated amount of the expenses incurred by the company in connection with your relocation if you voluntarily terminate employment within the first two (2) years of employment.  Certain relocation expenses are reportable as taxable income.  The non-deductible relocation expenses (as defined by IRS rules) paid to you or on your behalf to third parties will be grossed up and included with your wages on your W2 for the year in which the expenses were paid.

     6.      Senior Management Agreement, and Indemnification Agreement.  Subject to approval by the Board of Directors, you will be offered a Senior Management Employment Agreement, and an Indemnification Agreement, copies of which are attached.

     7.      Termination/Severance.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.  However, if the Company terminates your employment for reasons other than for Cause, you will receive the severance benefits described in this paragraph, subject to and conditioned upon your signing and not revoking a waiver and release agreement in a form acceptable to the Company.  For these purposes, “Cause” means any of the following:  (a) your willful misconduct that has a materially adverse effect on the Company and its subsidiaries, taken as a whole; (b) engaging in conduct which could reasonably result in your conviction of a felony or crime against the Company or involving substance abuse, fraud or moral turpitude, or which would materially compromise the Company’s reputation, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than two-thirds of all of the directors who are not employees or officers of the Company; or (c) your unreasonable refusal to perform the duties and responsibilities of your position in any material respect.  Your severance benefits under this paragraph shall be:  (a) a lump sum payment, subject to applicable withholding, of an amount equal to one times your annual base salary in effect immediately prior to the effective date of your termination (“Termination Date”); plus (b) an amount equal to the bonus you were paid for the fiscal year ended immediately prior to the Termination Date or, if the Termination Date occurs prior to payment of your bonus for the prior year, 100% of your target bonus for such year; and (c) if you elect to continue coverage under the Company’s medical, dental and/or vision programs pursuant to COBRA, the Company will pay your COBRA premiums for a period of one year following the Termination Date.  Payments of any amounts owed under (a) and (b) will be made within thirty (30) business days following your execution of the waiver and release. If your termination occurs following a Change in Control, your rights, if any, will be governed by any Change in Control Agreement then in effect, and the provisions of this paragraph shall not apply.

     8.      Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.   Items that you will need for the verification of employment form are listed on the back of the Employment Eligibility Verification form.  The most commonly used documents are: Either both your social security card and driver’s license or your passport.

     9.      Confidential Information Agreement.  Your acceptance of this offer and commencement of employment with the Company is also contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Agreement Relating to Inventions, Patents, property Rights and Confidential Information (the “confidentiality Agreement”), a copy of which is enclosed for your review and execution.  This must be delivered prior to or on your Start Date.

We are delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the terms of the Company’s offer, please sign and date this letter in the space provided below and return it to Marla Koreis, Chief Administration Officer, in the enclosed envelope, along with a signed and dated copy of the Confidentiality Agreement.

This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by written agreement, signed by the Company and you.

If you need assistance or have any other questions, please feel free to contact Marla Koreis at (425) 951-1212.

Sincerely,

/s/ Kevin M. Goodwin

Kevin M. Goodwin
President and Chief Executive Officer

encs.

I hereby accept the terms of the employment offer based on the conditions described in this letter.

/s/ Bernard J. Pitz	May 9, 2008

Signature	Date